Barbra Keck

[**]

Date: 6th December 2022

Dear Barbra,

Re:Offer of Employment

We are pleased to extend this offer to you to join SmartKem, Inc. (the “Company”) in the position of Chief Financial Officer.  Your expected start date is no later than 1st January 2023.  This letter is written to confirm the details of our offer to you.

In order to be eligible for this offer of employment, you must sign this Offer of Employment (the “Offer”) and return the signed copy to Ian Jenks, Chairman and Chief Executive Officer of the Company.

As a condition of accepting this Offer, you agree to the following terms:

1.	Should you accept this Offer, your base compensation will be $25,000 per month (equivalent to $300,000 per year).[1] In addition, for each fiscal year, you will be eligible to receive an annual bonus equivalent of up to 40% of your base compensation (pro-rated for any partial fiscal year) subject to achievement of key performance indicators as determined by the Company’s Board of Directors.
2.	On your first day of employment with the Company, you will be granted a stock option to purchase 450,000 shares of the Company’s common stock at a price per share of $2 (the “Option”). The Option will be granted under and subject to the 2021 Equity Incentive Plan and shall be subject to such further terms and conditions as set forth in a written stock option grant letter to be provided by the Company to you to evidence the Option. [One-third (1/3) of the shares subject to the Option will vest on the first anniversary of your employment start date, and one twenty-fourth (1/24) of the remaining Shares subject to the Option shall vest each month thereafter on the same day of the month as the first day of employment.
3.	You will be eligible to paid vacation, holidays, personal days and sick leave in accordance with the policies, programs and practices of the Company in effect from time to time.

1 The amounts of compensation described in this Offer are before taxation or other withholdings required or permitted by law.  The Company reserves the right to withhold all applicable federal, state, and local income, Social Security, and other employment taxes, along with any other amounts of required withholding from all amounts of compensation payable to you (including benefits plans in which you may participate).

4.	You will be eligible for all employee benefits that are available to full-time employees of the Company.

It is a further condition of this Offer that, in compliance with federal immigration and tax regulations, and as part of the employment process, your identity and eligibility to work in the United States must be verified through completed I-9 and W-4 forms.  To complete the I-9 form, you must show original documentation and submit your new hire paperwork to the Company no later than the first day of your employment with the Company.  Additionally, your employment is contingent on your review and acceptance of our standard confidentiality, noncompete and arbitration agreements.

At-Will Employment

The employment opportunity that we offer is of indefinite duration and will continue as long as both you and the Company consider it of mutual benefit.  While we hope your employment relationship with the Company will be successful, either you or Company may terminate the employment relationship at anytime, with or without cause.  Nothing in any employee handbook or other policy of the Company will be construed as changing the atwill nature of your employment.  Any representation to the contrary is unauthorized and not valid unless obtained in writing and signed by the CEO or other authorized officer of the Company.

Acceptance

By signing below you acknowledge that you are not relying on any promises or statements that are not set out in this Offer in deciding to accept our offer of employment.

We look forward to working with you as part of the SmartKem, Inc. team.  Please indicate your acceptance of these terms of employment by signing this letter.

Sincerely,

SmartKem, Inc.

By: /s/ Ian Jenks

Ian Jenks

Chairman and

Chief Executive Officer

Agreed to and accepted by:

Signature:/s/ Barbra C. Keck

Date: 14/12/22